Exhibit 99.1

1 N. Brentwood Blvd. 15th Floor St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com

Belden Announces €200 Million Private Offering of Senior Subordinated Notes

St. Louis, Missouri – October 4, 2016 – Belden Inc. (NYSE: BDC) today announced that, subject to market conditions, it intends to offer €200 million in aggregate principal amount of senior subordinated notes due 2026 for sale to eligible purchasers in a private offering (the “Notes Offering”).

Belden intends to use the net proceeds of the Notes Offering and cash on hand to repay in full and terminate its term loan credit agreement.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com